UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2004

JAMESON INNS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-23256	58-2079583
(State or other jurisdiction of incorporated)	(Commission File Number)	(IRS Employer Identification No.)

8 Perimeter Center East, Suite 8050, Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 481-0305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure.

During its conference call with analysts and shareholders held on November 15, 2004, Mr. Craig Kitchin, our President, responded to a question by indicating that our estimate of EBITDA (earnings before interest expense, income tax expense, preferred stock dividends, depreciation and amortization and certain non-recurring items) from continuing operations for the entire 2004 fiscal year is $27 million to $28 million. We have not previously reported our EBITDA from continuing operations. Below is a reconciliation of our net (loss) income and net loss from continuing operations to our EBITDA as previously reported for the periods indicated and our EBITDA from continuing operations for those same periods. Due to the uncertainties we are encountering and expect to encounter in the near future with respect to certain transitional matters such as the proposed sales of certain Signature Inns, the conversion of the other Signature Inns to Jameson Inns, and the impact, if any, of the implementation of our Jameson Stock Awards, we have decided to refrain from providing future guidance on EBITDA and other performance indicia, at least for the near future.

	Three Months Ended September 30, 2004			Nine Months Ended September 30, 2004
	(dollars in thousands)			(dollars in thousands)
	As Reported	Continuing Operations	Discontinued Operations	As Reported	Continuing Operations	Discontinued Operations
Net (loss) attributable to common stockholders	$(17,719)	$(14,982)	$(2,737)	$(26,353)	$(23,346)	$(3,007)
Depreciation	3,326	3,083	243	10,752	9,947	805
Lease termination	—	—	—	8,954	8,954	—
Interest expense	2,868	2,557	311	8,768	7,702	1,066
Income tax expense (benefit)	(463)	1,280	(1,743)	(3,320)	(1,405)	(1,915)
Preferred dividends	1,037	1,037	—	4,372	4,372	—
Loss on redemption of preferred stock	15,955	15,955	—	15,955	15,955	—

EBITDA	$5,004	$8,930	$(3,926)	$19,128	$22,179	$(3,051)

We have not included the items listed below in our calculation of EBITDA:

Gain on disposal of real estate	$(445)	(663)	218	$(767)	(732)	(35)
Early extinguishments of mortgage notes	23	23	—	32	32	—
Impairment losses	4,393	50	4,343	4,393	50	4,343
Stock based compensation expense	102	102	—	297	297	—
Straight line rent adjustment	102	102	—	102	102	—

	$4,175	$(386)	$4,561	$4,057	$(251)	$4,308

	Three Months Ended September 30, 2003			Nine Months Ended September 30, 2003
	(dollars in thousands)			(dollars in thousands)
	As Reported	Continuing Operations	Discontinued Operations	As Reported	Continuing Operations	Discontinued Operations
Net (loss) income attributable to common stockholders	$(1,038)	$(1,482)	$444	$(3,583)	$(4,804)	$1,221
Depreciation	4,311	3,980	331	13,533	12,491	1,042
Interest expense	3,223	2,840	383	9,705	8,410	1,295
Preferred dividends	1,667	1,667	—	5,002	5,002	—

EBITDA	$8,163	$7,005	$1,158	$24,657	$21,099	$3,558

We have not included the items listed below in our calculation of EBITDA:

Gain on disposal of real estate	$(20)	—	(20)	$(59)	(36)	(23)
Acquisition costs	725	725	—	725	725	—
Early extinguishments of mortgage notes	9	9	—	116	116	—
Stock based compensation expense	101	101	—	327	327	—

	$815	$835	$(20)	$1,109	$1,132	$(23)

We use EBITDA to measure the financial performance of our operations because it excludes interest, preferred dividends, income taxes, and depreciation, which bear little or no relationship to operating performance. EBITDA from continuing operations also excludes those items which relate to our net (loss) income from discontinued operations. By excluding interest expense and preferred dividends, EBITDA measures our financial performance irrespective of our capital structure or how we finance our hotel properties and operations. By excluding income taxes, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels cannot control. By excluding depreciation expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our operations without regard to their historical cost. For all of these reasons, we believe that EBITDA and EBITDA from continuing operations provide us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense and preferred dividends, it does not take into account the total amount of interest we pay on outstanding debt and preferred dividends nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net loss/income (and in the case of EBITDA from continuing operations, to net loss/income from continuing operations), which is the most comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON INNS, INC.

Dated as of November 16, 2004

	By:	Craig R. Kitchin

/s/ Craig R. Kitchin
	Its:	President & Chief Financial Officer